Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2023 EARNINGS

▪	Revenues of $83.1 million compared to $74.4 million in the prior year period
▪	Pretax income of $18.4 million
▪	Net income of $13.8 million, or $0.54 per diluted share
▪	New contract purchases of $415.2 million

LAS VEGAS, NV, April 26, 2023 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $13.8 million, or $0.54 per diluted share, for its first quarter ended March 31, 2023. This compares to a net income of $21.1 million, or $0.75 per diluted share, in the first quarter of 2022.

Revenues for the first quarter of 2023 were $83.1 million, an increase of $8.7 million, or 11.7%, compared to $74.4 million for the first quarter of 2022. Total operating expenses for the first quarter of 2023 were $64.7 million compared to $45.0 million for the 2022 period. Pretax income for the first quarter of 2023 was $18.4 million compared to pretax income of $29.3 million in the first quarter of 2022.

During the first quarter of 2023, CPS purchased $415.2 million of new contracts compared to $428.1 million during the fourth quarter of 2022 and $410.0 million during the first quarter of 2022. The Company's receivables totaled $2.882 billion as of March 31, 2023, an increase from $2.795 billion as of December 31, 2022 and an increase from $2.324 billion as of March 31, 2022.

Annualized net charge-offs for the first quarter of 2023 were 5.20% of the average portfolio as compared to 3.29% for the first quarter of 2022. Delinquencies greater than 30 days (including repossession inventory) were 9.92% of the total portfolio as of March 31, 2023, as compared to 8.59% as of March 31, 2022.

“We had a strong start to the year,” said Charles E. Bradley, Chief Executive Officer. “Revenues for the quarter increased by 12% and our loan portfolio balance is higher by 24% over last year. Credit performance is holding up well despite the economic headwinds.”

Conference Call

CPS announced that it will hold a conference call on Thursday, April 27, 2023 at 2:00 p.m. ET to discuss its first quarter 2023 operating results.

Those wishing to participate can pre-register for the conference call at the following link

https://register.vevent.com/register/BIe2b65f876c1e4b64877e5e73a155c3e8. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
Revenues:
Interest income	$80,062	$70,060
Mark to finance receivables measured at fair value	–	2,400
Other income	3,038	1,906
	83,100	74,366
Expenses:
Employee costs	22,033	22,152
General and administrative	11,396	8,231
Interest	32,759	16,400
Provision for credit losses	(9,000)	(9,400)
Other expenses	7,481	7,655
	64,669	45,038
Income before income taxes	18,431	29,328
Income tax expense	4,608	8,213
Net income	$13,823	$21,115

Earnings per share:
Basic	$0.68	$0.99
Diluted	$0.54	$0.75

Number of shares used in computing earnings per share
Basic	20,418	21,221
Diluted	25,392	28,197

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31
	2023	2022
Assets:
Cash and cash equivalents	$10,188	$13,490
Restricted cash and equivalents	158,895	149,299
Finance receivables measured at fair value	2,575,117	2,476,617

Finance receivables	69,533	92,304
Allowance for finance credit losses	(14,728)	(21,753)
Finance receivables, net	54,805	70,551

Deferred tax assets, net	9,792	10,177
Other assets	27,825	32,634
	$2,836,622	$2,752,768

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$59,825	$55,421
Warehouse lines of credit	285,809	285,328
Residual interest financing	49,686	49,623
Securitization trust debt	2,175,068	2,108,744
Subordinated renewable notes	23,443	25,263
	2,593,831	2,524,379

Shareholders' equity	242,791	228,389
	$2,836,622	$2,752,768

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2023	2022

Contracts purchased	$415.15	$409.96
Contracts securitized	362.87	330.00

Total portfolio balance (5)	$2,881.84	$2,324.35
Average portfolio balance (5)	2,856.60	2,273.48

Delinquencies (5)
31+ Days	8.26%	7.45%
Repossession Inventory	1.66%	1.14%
Total Delinquencies and Repo. Inventory	9.92%	8.59%

Annualized Net Charge-offs as % of Average Portfolio (5)	5.20%	3.29%

Recovery rates (2)	41.8%	61.4%

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	For the
	Three months ended
	March 31,
	2023		2022
	$ (3)	%(4)	$ (3)	%(4)
Interest income	$80.06	11.2%	$70.06	12.3%
Mark to finance receivables measured at fair value	–	–	2.40	0.4%
Other income	3.04	0.4%	1.91	0.3%
Interest expense	(32.76)	-4.6%	(16.40)	-2.9%
Net interest margin	50.34	7.0%	57.97	10.2%
Provision for credit losses	9.00	1.3%	9.40	1.7%
Risk adjusted margin	59.34	8.3%	67.37	11.9%
Core operating expenses	(40.91)	-5.7%	(38.04)	-6.7%
Pre-tax income	$18.43	2.6%	$29.33	5.2%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(5)	Excludes third party portfolios.

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